SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.





                                   FORM U-6B-2





                           CERTIFICATE OF NOTIFICATION




Filed by a registered holding company or subsidiary thereof pursuant to Rule 52 adopted under the Public Utility Holding Company Act of 1935.




Certificate is filed by the following subsidiaries of American Electric Power Company, Inc.:

                              AEP C&I Company, LLC
                                       AEP COMMUNICATIONS, LLC
                                       AEP EM Tech LLC
                                       AEP ENERGY SERVICES, INC.
                                       AEP FIBER VENTURE, LLC
                                       AEP Gas Power, LLC
                                       AEP Gas Systems
                                       AEP INVESTMENTS, INC.
                                       AEP PUSHAN POWER, LDC
                                       AEP RESOURCES, INC.
                                       AEP RESOURCES INTERNATIONAL, LTD.
                                       AEP RETAIL ENERGY LLC
                                       AEP T&D Services LLC
                                       C3 COMMUNICATIONS, INC.
                                       CSW ENERGY, INC.
                                       CSW ENERGY SERVICES, INC.
                                       CSW INTERNATIONAL, INC.
                                       Datapult, LLC
                                       Datapult, LP
                                       EAEP RES PROJ MGMT CO LTC
                                       ENERSHOP, INC.
                                       Mutual Energy, LLC


This Certificate is notice that the above-named companies have issued, renewed or guaranteed the security or securities described herein, which issue, renewal or guaranty was exempted from the provisions of Section 6(a) of the Act by the provisions of Section 6(b) of the Act and was neither the subject of a Declaration or Application on Form U-1, nor included within the exemption provided by Rule U-48.

1.       Type of security or securities.

                  Open account borrowings made by certain subsidiaries (the "Companies")from American Electric Power Company, Inc. ("Parent") as part of intercompany financing program.

2.       Issue, renewal or guaranty.

                  Issuance of cash advances directly from parent to subsidiaries.

3.       Principal amount of each security.

                  See Schedule 1. Funds are borrowed and/or repaid daily as cash needs indicate.

4.       Rate of interest per annum of each security:

                  Effective average rate of interest at end of quarter was .0688%.

5.       Date of issue, renewal or guaranty of each security.

                  See Schedule 1.

6.       If renewal of security, give date of original issue.

                   Borrowings are made on a daily basis and reported at the end of the quarter. See Schedule 1.

7.       Date of maturity of each security.

                  Borrowings are made on a daily basis with maturities ranging from overnight to up to six months.

8. Name of persons to whom each security was issued, renewed or guaranteed.

                  Short-term borrowings are from American Electric Power Company, Inc. to certain of its non-regulated subsidiaries.

9.       Collateral given with each security.

                  None.

10.      Consideration received for each security.

                  None, other than interest accrued.

11.      Application of proceeds of each security.

                  The proceeds from the issuance of the securities are to be used to finance the existing business of the Companies.

12. Indicate by a check after the applicable statement below whether the issue, renewal or guaranty of each security was exempt from the provision of Section 6(a) because of:

       (a)      the provisions contained in the first sentence of Section 6(b).

       (b) the provisions contained in the fourth sentence of Section 6(b). the provisions contained in any rule of the Commission other than Rule U-48. X

13.      If the security or securities were exempt from the provisions of
         Section 6(a) by virtue of the first sentence of Section 6(b), give the figures which indicate that the security or securities aggregate (together with all other then outstanding notes and drafts of a maturity of nine months or less, exclusive of days of grace, as to which such company is primarily or secondarily liable) not more than 5 per centum of the principal amount and par value of the other securities of such company then outstanding.

                  Not applicable.

14. If the security or securities are exempt from the provisions of Section 6(a) because of the fourth sentence of Section 6(b), name the security outstanding on January 1, 1935, pursuant to the term of which the security or securities herein described have been issued.

                  Not applicable.

15. If the security or securities are exempt from the provisions of Section 6(a) because of any rule of the Commission other than Rule U-48, designate the rule under which exemption is claimed.

                  Rule 52 relating to issuance of indebtedness by non-public utility subsidiaries of registered holding companies.

                                            AEP C&I Company, LLC
                                            AEP COMMUNICATIONS, LLC
                                            AEP EM Tech LLC
                                            AEP ENERGY SERVICES, INC.
                                            AEP FIBER VENTURE, LLC
                                            AEP Gas Power, LLC
                                            AEP Gas Systems
                                            AEP INVESTMENTS, INC.
                                            AEP PUSHAN POWER, LDC
                                            AEP RESOURCES, INC.
                                            AEP RESOURCES INTERNATIONAL, LTD.
                                            AEP RETAIL ENERGY LLC
                                            AEP T&D Services LLC
                                            C3 COMMUNICATIONS, INC.
                                            CSW ENERGY, INC.
                                            CSW ENERGY SERVICES, INC.
                                            CSW INTERNATIONAL, INC.
                                            Datapult, LLC
                                            Datapult, LP
                                            EAEP RES PROJ MGMT CO LTC
                                            ENERSHOP, INC.
                                            Mutual Energy, LLC



                                            /s/ Henry W. Fayne
                            -------------------------------------------------
                                              Henry W. Fayne, Vice President

April 10, 2001

         Rule 52 relating to issuance of indebtedness by non-public utility subsidiaries of registered holding companies.


                                            AEP C&I Company, LLC
                                            AEP COMMUNICATIONS, LLC
                                            AEP EM Tech LLC
                                            AEP ENERGY SERVICES, INC.
                                            AEP FIBER VENTURE, LLC
                                            AEP Gas Power, LLC
                                            AEP Gas Systems
                                            AEP INVESTMENTS, INC.
                                            AEP PUSHAN POWER, LDC
                                            AEP RESOURCES, INC.
                                            AEP RESOURCES INTERNATIONAL, LTD.
                                            AEP RETAIL ENERGY LLC
                                            AEP T&D Services LLC
                                            C3 COMMUNICATIONS, INC.
                                            CSW ENERGY, INC.
                                            CSW ENERGY SERVICES, INC.
                                            CSW INTERNATIONAL, INC.
                                            Datapult, LLC
                                            Datapult, LP
                                            EAEP RES PROJ MGMT CO LTC
                                            ENERSHOP, INC.
                                            Mutual Energy, LLC


                                               ----------------------------

                                               Henry W. Fayne, Vice President

April 10, 2001


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             U-6B-2 Borrowings of Non-Reg AEP Corp & Subs
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                      (Parent Borrowing Program)
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                           Name of Borrower                                        Outstanding
                           ----------------
                                                                                  Borrowings at
                                                                                   Quarter End
                                                                                    03/31/01
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                                                                                   (thousands)
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AEP ENERGY SERVICES, INC.                                                                  (32,062)
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AEP C&I COMPANY, LLC                                                                          (143)
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AEP GAS POWER, LLC                                                                         (13,123)
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AEP GAS SYSTEMS                                                                                (16)
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AEP COMMUNICATIONS, LLC                                                                   (126,446)
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AEP FIBER, LLC                                                                              (3,994)
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DATAPULT, LLC                                                                               (1,791)
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DATAPULT, LP                                                                                  (110)
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AEP INVESTMENTS, INC.                                                                       (1,390)
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AEP RESOURCES, INC.                                                                       (515,229)
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AEP PUSHAN POWER, LDC                                                                         (101)
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AEP EM TECH LLC                                                                                 (3)
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EAEP RES PROJ MGMT CO LTC                                                                       (1)
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AEP RETAIL ENERGY LLC                                                                         (262)
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AEP T&D SERVICES LLC                                                                           (14)
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CSW ENERGY, INC.                                                                          (113,817)
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CSW INTERNATIONAL, INC.                                                                     (3,369)
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C3 COMMUNICATIONS                                                                         (171,723)
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ENERSHOP                                                                                   (17,790)
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CSW ENERGY SERVICES, INC.                                                                  (70,190)
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MUTUAL ENERGY, LLC                                                                              (1)
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                                                                                        (1,071,575)
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